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                                                                    EXHIBIT 5.2

                    [VINSON & ELKINS L.L.P. Letterhead]


                              April 13, 1998


Forest Oil Corporation
1600 Broadway, Suite 2200
Denver, Colorado 80202

Ladies and Gentlemen:

     We have acted as counsel to Forest Oil Corporation, a New York corporation (the "Company") and Canadian Forest Oil Ltd., an Alberta, Canada company (the "Issuer"), in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Issuer's 8 3/4% Senior Subordinated Notes due 2007, Series 1998 (the "Notes"), unconditionally guaranteed on a senior subordinated basis by the Company (the "Guarantee").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation, as amended, and Bylaws, as amended, of the Company, (ii) the Indenture dated as of September 29, 1997 (the "Indenture") by and among the Issuer, the Company and State Street Bank and Trust Company, as Trustee (the "Trustee") and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

     In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and the applicable Prospectus.

     Based on the foregoing, we are of the opinion that when the Notes and the Guarantee have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, such Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity, and will be entitled to the benefits of the Indenture and such Guarantee will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is subject to any applicable


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Forest Oil Corporation
Page 2
April 13, 1998


bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity, and will be entitled to the benefits of the Indenture.

     The foregoing opinion is limited in all respects to the laws of the State of New York and federal laws. In rendering this opinion we have relied on the opinion of Bennett Jones Vechere as to the legality of the issuance of the Notes under Canadian law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                      Very truly yours,

                                      /s/ VINSON & ELKINS L.L.P.